Exhibit 99.2

May 1, 2018

Western Uranium Corporation Announces Board and Management Changes

and Reduces Management Expenses

FOR IMMEDIATE RELEASE

Toronto, Ontario and Nucla, Colorado - Western Uranium Corporation (CSE: WUC) (OTCQX: WSTRF) (“Western” or the ”Company”) announces changes on its Board of Directors and to its senior management. In that regard, Western announces that Russell Fryer no longer serves as Executive Chairman or on the Board of Directors of the Company, and is pleased to appoint Mr. Bryan Murphy as Chairman of the Board.

Over the past two years, Western has been engaged in a cost reduction program. To further such cost reductions, Western has taken steps to streamline its management. As disclosed in the Company’s financial statements for the year ended December 31, 2017, on January 28, 2018 the Company provided 90-day notice to Mr. Fryer’s Baobab Asset Management terminating its consulting contract with the Company effective April 30, 2018. Russell Fryer served as Executive Chairman of the Company pursuant to that contract. Concurrently with the effective date of that termination, Mr. Fryer resigned from all positions on the Board of Directors of the Company (effective May 1, 2018). After Board and management review, the Company has implemented a governance and management restructuring both to reduce costs and more effectively meet the short and long term goals of the Company.

George Glasier, President/CEO, stated that ”We are very pleased that Bryan has agreed to serve as Chairman, as his background in corporate finance, business strategy and M&A will be a valuable asset in this role”. The implementation of the governance and management restructuring will be facilitated by President/CEO, George Glasier, and Chief Financial Officer, Robert Klein absorbing additional day-to-day management and investor relations duties. Andrew Wilder, a longtime Board Member, will provide high-level capital markets expertise to the Company.

About Western Uranium Corporation

Western Uranium Corporation is a Colorado based uranium and vanadium conventional mining company focused on low cost near-term production of uranium and vanadium in the western United States and development and application of ablation mining technology.

This news release may contain forward-looking statements that are based on the Company’s expectations, estimates and projections regarding its business and the economic environment in which it operates. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to control or predict. Therefore, actual outcomes and results may differ materially from those expressed in these forward-looking statements and readers should not place undue reliance on such statements. Statements speak only as of the date on which they are made.

FOR ADDITIONAL INFORMATION, PLEASE CONTACT:

INVESTOR RELATIONS CONTACT:

George Glasier , President and CEO

Office: 970-864-2125 or mobile 970-778-9195

gglasier@western-uranium.com

WEBSITE: www.western-uranium.com

Robert Klein, Chief Financial Officer

Office: 908-872-7686

rklein@western-uranium.com